9810386
                          UNITED STATES OF AMERICA
                      BEFORE FEDERAL TRADE COMMISSION

COMMISSIONERS: Robert Pitofsky, Chairman
               Sheila F. Anthony
               Mozelle W. Thompson
               Orson Swindle
               Thomas B. Leary

----------------------------)
                            )
     In the Matter of       )
                            )
     NINE WEST GROUP INC.,  )    DECISION AND ORDER
       a corporation.       )
                            )    DOCKET NO. C-3937
                            )
----------------------------)


    The Federal Trade Commission having initiated an investigation of certain acts and practices of Nine West Group Inc., hereinafter sometimes referred to as Respondent, and Respondent having been furnished thereafter with a copy of a draft of Complaint that the Northeast Regional Office presented to the Commission for its consideration and which, if issued by the Commission, would charge Respondent with violations of Section 5 of the Federal Trade Commission Act, as amended, 15 U.S.C. Section 45; and

     Respondent, its attorneys, and counsel for the Commission having thereafter executed an Agreement Containing Consent Order ("Consent Agreement"), containing an admission by Respondent of all the jurisdictional facts set forth in the aforesaid draft of Complaint, a statement that the signing of said Consent Agreement is for settlement purposes only and does not constitute an admission by Respondent that the law has been violated as alleged in such Complaint, or that the facts as alleged in such Complaint, other than jurisdictional facts, are true, and waivers and other provisions as required by the Commission's Rules; and

     The Commission having thereafter considered the matter and having determined that it had reason to believe that the Respondent has violated the said Act, and that a Complaint should issue stating its charges in that respect, and having thereupon accepted the executed Consent Agreement and placed such Agreement on the public record for a period of thirty (30) days for the receipt and consideration of public comments, now in further conformity with the procedure described in Commission Rule 2.34, 16 C.F.R.
Section 2.34, the Commission hereby makes the following jurisdictional findings and issues the following Order:

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    1.  Respondent Nine West Group Inc. is a corporation organized, existing and doing business under and by virtue of the laws of the State of Delaware. The mailing address and principal place of business of Respondent Nine West Group is Nine West Plaza, 1129 Westchester Avenue, White Plains, New York 10604-3529.

    2. The Federal Trade Commission has jurisdiction of the subject matter of this proceeding and of the Respondent, and the proceeding is in the public interest.

                                   ORDER

                                     I.

    IT IS ORDERED that for the purpose of this order, the following definitions shall apply:

    (A) "Nine West" means Nine West Group Inc., its parent, Jones Apparel Group, Inc., and their affiliates, subsidiaries, divisions and other organizational units of any kind, that sold or sell Nine West Products as defined herein, their successors and assigns and their present officers, directors, employees, agents, representatives and other persons acting on their behalf. As used herein, "Nine West" shall not be construed to bring within the terms of this order any product that bears or is marketed in packaging that bears a trademark owned by Jones Apparel Group, Inc. or any of its predecessors, subsidiaries, units, divisions or affiliates other than Nine West Group Inc.

    (B) "Respondent" means Nine West.

    (C) "Nine West Products" means all women's footwear sold under brand labels owned by Nine West, including, but not limited to, the following:
Amalfi, Bandolino, Calico, Capezio, cK/Calvin Klein, Easy Spirit, Enzo Angiolini, Evan-Picone, Joyce, Nine West, Pappagallo, Selby, Westies, and 9 & Co., that are offered for sale to consumers located in the United States of America and U.S. territories and possessions, or to dealers, by Nine West.

    (D) "Dealer" means any person, corporation or entity not owned by Nine West, or by any entity owned or controlled by Nine West, that in the course of its business sells any Nine West Products in or into the United States of America.

    (E) "Resale price" means any price, price floor, minimum price, maximum discount, price range, or any mark-up formula or margin of profit used by any dealer for pricing any product. "Resale price" includes, but is not limited to, any suggested, established, or customary resale price.

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                                     II.

    IT IS FURTHER ORDERED that Nine West, directly or indirectly, or through any corporation, subsidiary, division or other device, in connection with the manufacturing, offering for sale, sale or distribution of any Nine West Products in or into the United States of America in or affecting "commerce," as defined by the Federal Trade Commission Act, forthwith cease and desist from:

    (A) Fixing, controlling, or maintaining the resale price at which any dealer may advertise, promote, offer for sale or sell any Nine West Products.

    (B) Requiring, coercing, or otherwise pressuring any dealer to maintain, adopt, or adhere to any resale price.

    (C) Securing or attempting to secure any commitment or assurance from any dealer concerning the resale price at which the dealer may advertise, promote, offer for sale or sell any Nine West Products.

    (D) For a period of ten (10) years from the date on which this order becomes final, adopting, maintaining, enforcing or threatening to enforce any policy, practice or plan pursuant to which Respondent notifies a dealer in advance that: (1) the dealer is subject to warning or partial or temporary suspension or termination if it sells, offers for sale, promotes or advertises any Nine West Products below any resale price designated by Respondent; and (2) the dealer will be subject to a greater sanction if it continues or renews selling, offering for sale, promoting or advertising any Nine West Products below any such designated resale price. As used herein, the phrase "partial or temporary suspension or termination" includes but is not limited to any disruption, limitation, or restriction of supply: (1) of some, but not all, Nine West Products; or (2) to some, but not all, dealer locations or businesses; or (3) for any delimited duration. As used herein, the phrase "greater sanction" includes but is not limited to a partial or temporary suspension or termination of greater scope or duration than the one previously implemented by Respondent, or a complete suspension or termination.

    PROVIDED that nothing in this order shall prohibit Nine West from announcing resale prices in advance and unilaterally refusing to deal with those who fail to comply. PROVIDED FURTHER that nothing in this order shall prohibit Nine West from establishing and maintaining cooperative advertising programs that include conditions as to the prices at which dealers offer Nine West Products, so long as such advertising programs are not a part of a resale price maintenance scheme and do not otherwise violate this order.

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                                   III.

    IT IS FURTHER ORDERED that, for a period of five (5) years from the date on which this order becomes final, Nine West shall clearly and conspicuously state the following on any list, advertising, book, catalogue, or promotional material where it has suggested any resale price for any Nine West Products to any dealer:

       ALTHOUGH NINE WEST MAY SUGGEST RESALE PRICES FOR
       PRODUCTS, RETAILERS ARE FREE TO DETERMINE ON THEIR OWN
       THE PRICES AT WHICH THEY WILL ADVERTISE AND SELL NINE WEST
       PRODUCTS.


                                    IV.

    IT IS FURTHER ORDERED that, within thirty (30) days after the date on which this order becomes final, Nine West shall mail by first class mail the letter attached as Exhibit A, together with a copy of this order, to each director, officer, dealer, distributor, agent, and sales representative engaged in the sale of any Nine West Products in or into the United States of America.

                                    V.

    IT IS FURTHER ORDERED that, for a period of two (2) years after the date on which this order becomes final, Nine West shall mail by first class mail the letter attached as Exhibit A, together with a copy of this order, to each new director, officer, dealer, distributor, agent, and sales representative engaged in the sale of any Nine West Products in or into the United States of America, within ninety (90) days of the commencement of such person's employment or affiliation with Nine West.

                                    VI.

    IT IS FURTHER ORDERED that Nine West shall notify the Commission at least thirty (30) days prior to any proposed changes in Nine West such as dissolution, assignment or sale resulting in the emergence of a successor corporation, or the creation or dissolution of subsidiaries or any other change in the corporation which may affect compliance obligations arising out of the order.

                                    VII.

    IT IS FURTHER ORDERED that, within sixty (60) days after the date this order becomes final, and at such other times as the Commission or its staff shall request, Nine West shall file

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with the Commission a verified written report setting forth in detail the manner and form in which Nine West has complied and is complying with this order.

                                   VIII.

    IT IS FURTHER ORDERED that this order shall terminate on April 11, 2020.


    By the Commission.


                                           /s/ Donald S. Clark

                                           Donald S. Clark
                                           Secretary

    SEAL:

    ISSUED: April 11, 2000

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                                 EXHIBIT A
                          [NINE WEST LETTERHEAD]

Dear Retailer:

    The Attorneys General of [x number] of States, and the Federal Trade Commission have conducted investigations into Nine West Group Inc.'s sales policies. To expeditiously resolve the investigations and to avoid disruption to the conduct of its business, Nine West Group Inc. has agreed, without admitting any violation of the law, to the entry of a Consent Order by the Federal Trade Commission and a Final Judgment and Consent Decree by the States prohibiting certain practices relating to resale prices. Copies of the Consent Order and the Final Judgment and Consent Decree are enclosed. This letter and the accompanying Orders are being sent to all of our dealers, sales personnel and representatives.

    The Orders spell out our obligations in greater detail, but we want you to know and understand the following. Under both orders you can advertise and sell our products at any price you choose. While we may send materials to you which may contain our suggested retail prices, you remain free to sell and advertise those products at any price you choose.

    We look forward to continuing to do business with you in the future.


                                    Sincerely yours,


                                    ___________________________
                                    President of Sales and Marketing
                                    Nine West Group Inc.